Exhibit 10.11

AMENDMENT TO AMENDED AND RESTATED SPONSOR AGREEMENT

WHEREAS, WGC USA Asset Management Company, LLC, a Delaware limited liability company (“Sponsor”), and World Currency Gold Trust, a Delaware statutory trust organized in series (the “Trust”) have heretofore entered into an Amended and Restated Sponsor Agreement (“Agreement”), dated as of October 14, 2016; and

WHEREAS, the parties hereto desire to amend the Agreement (“Amendment”) to clarify, for purposes of Section 8 of the Agreement, the Sponsor’s intention and practice regarding a Fund’s organizational and offering costs;

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuation consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Sponsor and the Trust hereby amend Section 8 of the Agreement and agree as follows (with the additional language being hereby added to such section being indicated in double underlining):

“8. Ordinary Fees and Expenses. Except for the fees and expenses payable to the Funds’ gold delivery provider, Sponsor shall be responsible for the payment of the ordinary fees and expenses of the Funds, including but not limited to the following: fees charged by the Funds’ administrator, custodian, index provider, marketing agent and trustee, NYSE Arca listing fees, typical maintenance and transaction fees of The Depository Trust Company, SEC registration fees, printing and mailing costs, audit fees and expenses, legal fees not in excess of $100,000 per annum and expenses and applicable license fees. Sponsor shall not be required to pay any extraordinary expenses not incurred in the ordinary course of the Funds’ business. Extraordinary expenses are fees and expenses which are unexpected or unusual in nature, such as legal claims and liabilities and litigation costs or indemnification or other unanticipated expenses. Extraordinary fees and expenses also include material expenses which are not currently anticipated obligations of the Funds. In addition, Sponsor shall not be required to pay any charges, fees, transaction or other costs in connection with any gold delivery agreement or ISDA agreement in connection with the delivery of gold to or from a Fund. Routine operational, administrative and other ordinary expenses are not deemed extraordinary expenses. Notwithstanding any other provision to the contrary, the Funds’ organizational and offering costs (“O&O Costs”) shall be borne by the Sponsor and, as such, are the sole responsibility of the Sponsor. The Sponsor hereby agrees not to seek reimbursement from or otherwise require any Fund, the Trust, or any other party to assume any liability, duty or obligation in connection with any such O&O Costs.”

Capitalized terms used herein not otherwise defined have the meaning given in the Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of November 28, 2017.

World Currency Gold Trust

By: Delaware Trust Company, its Trustee

By:	/s/ Alan R. Halpern

Name:	Alan R. Halpern

Title:	Vice President

WGC USA Asset Management Company, LLC

By:	/s/ Gregory S. Collett

Name:	Gregory S. Collett

Title:	Vice President